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                                                                     EXHIBIT 8.1


                           WILMER, CUTLER & PICKERING



                              2445 M STREET, N.W.
                          WASHINGTON, D.C. 20037-1420
                           TELEPHONE: (202) 663-6000
                           FACSIMILE: (202) 663-6363



                                 April 30, 1998


U.S. Office Products Company
1025 Thomas Jefferson Street, N.W.
Suite 600 East
Washington, D.C. 20007

Ladies and Gentlemen:


    We have represented U.S. Office Products Company ("U.S. Office Products") in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the exchange of shares of its common stock, par value $.001 per share (the "Common Stock"), for its outstanding
5 1/2% Convertible Subordinated Notes due 2001 (the "Notes") pursuant to the terms set forth in the Offering Circular/Prospectus (the "Offering Circular/Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with the Offering Circular/Prospectus, constitutes the "Exchange Offer"). We have taken into account the Equity Self-Tender (the tax consequences of which are described in the Tender Offer Statement) and the Distributions (the tax consequences of which are described in the Offering Circular/Prospectus under "U.S. Federal Income Tax Consequences of the Distributions"). Terms not otherwise defined in this letter have the same definition as in the Offering Circular/Prospectus.



    For purposes of rendering this opinion, we have reviewed the initial Offering Circular/Prospectus, the Indenture, and such other documents as we have deemed relevant for purposes of this opinion. We have assumed that all parties to agreements that we have examined have acted, and will act, in accordance with the terms of such agreements. We have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of any such copies. We have also taken into account that U.S. Office Products will not complete the Distributions unless we deliver the Spin-Off Opinion that is described in the Offering Circular/Prospectus under "U.S. Federal Income Tax Consequences of the Distributions," stating our opinion that the Distributions will qualify as tax-free spin-offs under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be taxable under Section 355(e) of the Code. The Spin-Off Opinion will be based on the accuracy of certain factual representations as of the time of the Distributions made to us by U.S. Office Products, the Spin-Off Companies, and Investor, and certain other information, data, documentation, and other materials that we deem necessary.



    U.S. Office Products has made the following representations in a letter dated April 30, 1998:



1. The payment of cash in lieu of fractional shares of Common Stock is solely for the purpose of avoiding the expense and inconvenience to U.S. Office Products of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Holders of Notes instead of issuing fractional shares of Common Stock is not expected to exceed one percent of the total consideration that will be issued in the transaction to the Holders of Notes in exchange for their Notes. The fractional share interests of each Holder of Notes will be aggregated, and no Holder of Notes will receive cash in an amount greater than the value of one full share of Common Stock.


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2.  U.S. Office Products intended the Notes to be five year obligations, and the selection of the maturity date was for marketing convenience.



    This opinion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of the Notes and applies only to Holders who are U.S. persons and hold Notes as a capital asset within the meaning of Section 1221 of the Code. A U.S. person is the beneficial owner of a Note that is (i) for U.S. federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more U.S. persons have the authority to control all substantial decisions of the trust. This opinion does not address tax considerations applicable to a Holder's particular circumstances or to a Holder that may be subject to special tax rules (such as Holders subject to the alternative minimum tax) or other special situations. This opinion may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, or persons who hold their Notes in a hedging transaction or as a part of a straddle or conversion transaction.



    This opinion represents our best judgment of how a court would rule if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinions will not be challenged by the IRS or rejected by a court.


    On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that the exchange of Notes for Common Stock pursuant to the Exchange Offer is an exchange of securities for stock, which constitutes a tax-free recapitalization described in
Section 368(a)(1)(E) of the Code, and that the following U.S. federal income tax consequences therefore apply:


1. A Holder will not recognize any gain or loss (except with respect to cash received in lieu of fractional shares and in respect of unpaid interest accrued on the Notes through the Expiration Date and not previously included in income) by reason of the exchange of Notes for Common Stock.


2. The Common Stock received by a Holder upon the exchange of Notes will have an aggregate basis equal to the aggregate basis of the Notes that are exchanged for Common Stock (reduced by any basis allocable to a fractional share).

3. A Holder's holding period in the Common Stock issued upon the exchange of Notes will include the period during which the Holder held the Notes prior to the exchange.

4. A Holder who receives cash in lieu of a fractional share of Common Stock upon exchange of Notes will be taxable as if the fractional share had been issued and then redeemed for cash. The receipt of cash for a fractional share will result in capital gain or loss measured by the difference between the basis of such fractional share interest and the cash received.


5. Cash received by a Holder in respect of unpaid interest accrued on the Notes through the Expiration Date that has not previously been included in income of the Holder will be taxed as ordinary income to the Holder.



6. A Holder that does not exchange its Notes for Common Stock will not recognize gain or loss by reason of the Exchange Offer.



    This opinion is based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, as currently in effect. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur.


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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,
                                          WILMER, CUTLER & PICKERING

                                          By: /s/_WILLIAM J. WILKINS__
                                             William J. Wilkins
                                             A Partner

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